Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Information Statement, Notice of Action without a Meeting and Prospectus of Public Storage for the registration of its common shares relating to the acquisition by Public Storage of: (1) all units of limited partnership interest it does not currently own in Public Storage Partners, Ltd., Public Storage Partners II, Ltd., Public Storage Properties, Ltd., Public Storage Properties IV, Ltd. and Public Storage Properties V, Ltd. and (2) the general partnership interests not currently owned by Public Storage in three of the partnerships, and to (1) the incorporation by reference therein of our reports dated February 28, 2011, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Public Storage, included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission, and (2) the use of our reports dated June 9, 2011, with respect to the financial statements of Public Storage Partners, Ltd., April 11, 2011 with respect to the financial statements of  Public Storage Partners II, Ltd., and March 25, 2011 with respect to the financial statements of Public Storage Properties, Ltd., Public Storage Properties IV, Ltd. and Public Storage Properties V, Ltd..

/S/ ERNST & YOUNG, LLP

Los Angeles, California
July 1, 2011